Exhibit 99.1

FOR IMMEDIATE RELEASE

BROWN-FORMAN SALES GROWTH CONTINUES; ON TRACK FOR FULL YEAR OUTLOOK

Louisville, KY, August 28, 2013 – Brown-Forman Corporation (NYSE: BFA, BFB) today reported financial results for its first quarter of fiscal 2014.  The company grew reported net sales by 2% to $896 million in the quarter1, an increase of 5% on an underlying basis2.  As expected, both reported and underlying net sales growth was negatively impacted by the difficult comparison with the prior year period when sales growth benefited from significant distributor and retail buy-ins related to price increases.  Net sales growth was also negatively impacted by adverse foreign exchange.  Reported operating income decreased 2% to $217 million, but increased 4% on an underlying basis.  Diluted earnings per share in the first quarter decreased 3% to $0.66 compared to $0.69 in the prior year period.

Paul Varga, the company’s chief executive officer, said, “Our first quarter unfolded largely as anticipated, and we believe Brown-Forman remains on track to deliver the fiscal 2014 full year outlook we shared with you last quarter.  We expect a stronger second quarter against last year’s soft comparables, when trade inventories came back into balance after the first quarter price increase buy-ins.  We are confirming our full year growth outlook and remain encouraged by the global consumer’s continuing interest in premium whiskey.”

First Quarter 2014 Highlights
•	Underlying net sales increased 5%:
o	Price/mix contributed 4% points to underlying sales growth in the quarter, and led to a 40bps expansion in reported gross margins
o	Jack Daniel’s trademark grew underlying sales 7%
o	Super- and ultra-premium whiskey brands grew underlying sales 20%, including 25% growth from Woodford Reserve
o	Canadian Mist family of brands grew underlying sales 5%
o	Finlandia grew underlying sales 1%
o	Korbel grew underlying sales 27%
•	Underlying operating income increased 4%

First Quarter 2014 Performance
The company’s underlying sales growth of 5% was driven by solid underlying brand performance offset by the previously mentioned difficult comparison to last year’s buy-ins.  The company estimates that last year’s buy-ins contributed two points of incremental growth to the 10% underlying sales increase registered during the year ago period.  On a two-year basis, first quarter underlying sales have grown 16%, or almost 8% per year.  Price/mix contributed approximately four points to sales growth in the quarter, and helped drive 40bps of gross margin expansion and a 6% increase in underlying gross profits.

The company’s North American whiskey portfolio continued to grow globally, led by 7% underlying sales growth for the Jack Daniel’s trademark.  The Jack Daniel’s family of brands continued to enjoy strong underlying demand across price points and brand extensions.  Jack Daniel’s Tennessee Honey also showed strong underlying sales growth in the quarter, up 26%, as United States takeaway trends for Tennessee Honey remain robust and the company believes that the international rollout of the brand is progressing well.

Woodford Reserve’s family of brands grew underlying sales by 25% globally.  Brown-Forman’s super- and ultra-premium whiskey brands, including Gentleman Jack, Woodford Reserve, Jack Daniel’s Single Barrel, and Collingwood, grew underlying sales 20%.  Canadian Mist’s family grew underlying sales 5%, and new flavors such as Maple, Cinnamon, Vanilla and Peach were launched in a few select markets.

Finlandia’s underlying sales increased by 1% in the quarter, negatively impacted by trade inventories related to the fourth quarter price increase in Poland.  El Jimador’s underlying sales grew 2% as the Mexican marketplace for mainstream tequilas remained competitive.  Herradura and New Mix RTDs’ underlying sales declined 5% and 38%, respectively, and were negatively impacted by the inventory adjustments following fourth quarter price increases in Mexico.

Southern Comfort’s family of brands’ underlying sales declined 2%.  Sales growth outside of the United States was driven by the launch of the new communications program in a few select markets, including the United Kingdom and Germany.  These gains were offset by sales declines in the United States due largely to increased competition in on-premise occasions.

Sonoma-Cutrer grew underlying sales by 3% as demand for the brand remains solid in both the on- and off-premise channels.  Korbel’s 27% underlying sales growth was powered by buy-ins in advance of a recent price increase.

Geographically, underlying net sales in the United States grew 5%.  Underlying sales in developed markets outside of the United States grew by 4%, and were up double-digits excluding Australia, where challenging market and economic conditions drove an underlying sales decline of 5%.  Underlying sales growth was particularly strong in the United Kingdom, Germany and France, with each country delivering double-digit growth.  In Western Europe, the spirits market appears to be slowly stabilizing from a depressed base, and the company continues to drive its growth through market share gains.  Emerging markets underlying growth rate of 5% was negatively impacted by inventory shifts related to the previously mentioned price increases in Mexico and Poland.  Emerging markets excluding these two countries grew underlying sales by 13%.

Global A&P spend increased 12% as the company continued to invest behind its brands in the quarter.  This included media spend on Southern Comfort, supporting the launch of Jack Daniel’s Tennessee Honey in several new markets outside of the U.S., and launching Gentleman Jack’s ‘Order of the Gentleman’ campaign in the United States.  SG&A spend increased 5%, and the company remains focused on leveraging the route to market and personnel investments made over the last few years.  Underlying operating income grew 4% in the first quarter.

Dividends
During the quarter, Brown-Forman declared a regular quarterly cash dividend of $0.255 per share on Class A and Class B common stock.  The cash dividend is payable on October 1, 2013 to stockholders of record on September 5, 2013.  Brown-Forman has paid regular cash dividends for 68 consecutive years and increased the regular cash dividend for 29 consecutive years.

Fiscal Year 2014 Outlook
The company is reaffirming its outlook for fiscal 2014.  While results in the first quarter were negatively impacted by last year’s buy-in, the company expects more favorable comparisons in the second quarter.  For the full year, the company anticipates high-single digit growth in underlying sales and a 9-11% increase in underlying operating income, which would result in diluted earnings per share of $2.80-3.00.  The EPS outlook includes anticipated negative impacts from foreign exchange of $0.03 per share as well as the negative impact of $0.06 per share related primarily to the buyback of inventory in France as the company transitions to an owned distribution model on January 1, 2014.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The Company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 28122685.  A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the first quarter of fiscal 2014, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A in this press release.  Underlying sales references are on a constant currency basis and adjusted for estimated changes in distributor inventories.  First quarter reported, constant currency, and underlying sales growth rates for our brand families are included in Schedule B to this press release.

This press release contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “continue,” “could,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:
•
Unfavorable global or regional economic conditions, and related low consumer confidence, high unemployment, weak credit or capital markets, sovereign debt defaults, sequestrations, austerity measures, higher interest rates, political instability, higher inflation, deflation, lower returns on pension assets, or lower discount rates for pension obligations

•
Risks associated with being a U.S.-based company with global operations, including political or civil unrest; local labor policies and conditions; protectionist trade policies; compliance with local trade practices and other regulations, including anti-corruption laws; terrorism; and health pandemics

•	Fluctuations in foreign currency exchange rates

•	Changes in laws, regulations or policies - especially those that affect the production, importation, marketing, sale or consumption of our beverage alcohol products

•
Tax rate changes (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or changes in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•	Dependence upon the continued growth of the Jack Daniel’s family of brands

•
Changes in consumer preferences, consumption or purchase patterns - particularly away from brown spirits, our premium products, or spirits generally, and our ability to anticipate and react to them; decline in the social acceptability of beverage alcohol products in significant markets; bar, restaurant, travel or other on-premise declines

•	Production facility, aging warehouse or supply chain disruption; imprecision in supply/demand forecasting

•	Higher costs, lower quality or unavailability of energy, input materials or finished goods

•	Route-to-consumer changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, for result in implementation-related or higher fixed costs

•	Inventory fluctuations in our products by distributors, wholesalers, or retailers

•
Competitors’ consolidation or other competitive activities, such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets or distribution networks

•	Risks associated with acquisitions, dispositions, business partnerships or investments - such as acquisition integration, or termination difficulties or costs, or impairment in recorded value

•	Insufficient protection of our intellectual property rights

•	Product counterfeiting, tampering, or recall, or product quality issues

•	Significant legal disputes and proceedings; government investigations (particularly of industry or company business, trade or marketing practices)

•	Failure or breach of key information technology systems

•	Negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects

•	Business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures, or our failure to attract or retain key executive or employee talent

For further information on these and other risks, please refer to the “Risk Factors” section of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Use of Non-GAAP Financial Information This press release includes measures not derived in accordance with generally accepted accounting principles (“GAAP”), including constant currency net sales, underlying net sales and underlying operating income. These measures should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP, and also may be inconsistent with similar measures presented by other companies. Reconciliations of these measures to the most closely comparable GAAP measures, and reasons for the company’s use of these measures, are presented on Schedule A attached hereto.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended July 31, 2012 and 2013
(Dollars in millions, except per share amounts)

	2012	2013	Change

Net sales	$878	$896	2%
Excise taxes	212	210	(1%)
Cost of sales	202	209	4%
Gross profit	464	477	3%
Advertising expenses	92	103	12%
Selling, general, and administrative expenses	148	156	5%
Other expense, net	2	1
Operating income	222	217	(2%)
Interest expense, net	5	6
Income before income taxes	217	211	(3%)
Income taxes	70	68
Net income	$147	$143	(3%)

Earnings per share:
Basic	$0.69	$0.67	(3%)
Diluted	$0.69	$0.66	(3%)

Gross margin	52.9%	53.3%
Operating margin	25.2%	24.2%

Effective tax rate	32.1%	32.4%

Cash dividends paid per common share	$0.23	$0.26

Shares (in thousands) used in the
calculation of earnings per share
Basic	213,168	213,709
Diluted	214,798	215,320

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	July 31,
	2013	2013
Assets:
Cash and cash equivalents	$ 204	$ 217
Accounts receivable, net	548	542
Inventories	827	874
Other current assets	242	228
Total current assets	1,821	1,861

Property, plant, and equipment, net	450	459
Goodwill	617	618
Other intangible assets	668	669
Other assets	70	79
Total assets	$3,626	$3,686

Liabilities:
Accounts payable and accrued expenses	$ 451	$ 393
Dividends payable	--	55
Short-term borrowings	3	5
Current portion of long-term debt	2	1
Other current liabilities	17	61
Total current liabilities	473	515

Long-term debt	997	997
Deferred income taxes	180	185
Accrued postretirement benefits	280	266
Other liabilities	68	57
Total liabilities	1,998	2,020

Stockholders’ equity	1,628	1,666

Total liabilities and stockholders’ equity	$3,626	$3,686

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Three Months Ended July 31, 2012 and 2013
(Dollars in millions)

	2012	2013

Cash provided by operating activities	$87	$93

Cash flows from investing activities:
Additions to property, plant, and equipment	(17)	(25)
Cash used for investing activities	(17)	(25)

Cash flows from financing activities:
Net issuance of debt	1	1
Dividends paid	(50)	(54)
Other	4	2
Cash used for financing activities	(45)	(51)

Effect of exchange rate changes
on cash and cash equivalents	(2)	(4)

Net increase in cash and cash equivalents	23	13

Cash and cash equivalents, beginning of period	338	204

Cash and cash equivalents, end of period	$361	$217

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Fiscal Year Ended
	July 31, 2013	Apr 30, 2013

Reported change in net sales	2%	5%
Estimated net change in distributor inventories	2%	(1%)
Impact of foreign currencies	1%	1%
Impact of Hopland-based wine business sale	-	2%

Underlying change in net sales	5%	8%

Reported change in gross profit	3%	9%
Estimated net change in distributor inventories	3%	(1%)
Impact of foreign currencies	-	1%
Impact of Hopland-based wine business sale	-	1%

Underlying change in gross profit	6%	10%

Reported change in advertising	12%	3%
Impact of foreign currencies	-	2%
Impact of Hopland-based wine business sale	-	1%

Underlying change in advertising	12%	6%

Reported change in SG&A	5%	7%
Impact of Hopland-based wine business sale	-	-
Dispute settlement	-	-
Impact of foreign currencies	-	1%

Underlying change in SG&A	5%	8%

Reported change in operating income	(2%)	14%
Estimated net change in distributor inventories	7%	(3%)
Impact of Hopland-based wine business sale	-	1%
Dispute settlement	-	-
Impact of foreign currencies	(1%)	1%

Underlying change in operating income	4%	13%

Note: Totals may differ due to rounding

Notes:
Impact of foreign currencies – refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A., which remained as agency brands through December 31, 2011.  Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California.

“Estimated net change in trade inventories” refers to the estimated financial impact of changes in distributor inventories for our brands. We calculate this impact using depletion information provided to us by our distributors to estimate the effect of distributor inventory changes on changes in our key measures. We believe that separately identifying the impact of this item presents a more accurate picture of underlying demand for our business.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the Company.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B
Brown-Forman Corporation
Supplemental Information (Unaudited)
Three Months Ended July 31, 2013

	% Change vs. YTD FY13
	Depletions1		Net Sales2
Brand	9-Liter	Equivalent Conversion3	Reported	Constant Currency	Underlying
Jack Daniel’s Family	3%	4%	3%	4%	7%
Jack Daniel’s Family of Whiskey Brands4	4%	4%	4%	4%	7%
Jack Daniel’s RTD/RTP5	1%	1%	0%	7%	5%
el Jimador Family	(36%)	(14%)	(17%)	(20%)	(13%)
el Jimador	(1%)	(1%)	(8%)	(10%)	2%
New Mix RTD6	(44%)	(44%)	(33%)	(38%)	(38%)
Finlandia Family	4%	3%	(5%)	(7%)	1%
Finlandia	3%	3%	(5%)	(7%)	1%
Finlandia RTD	14%	14%	18%	12%	11%
Southern Comfort Family	(4%)	(4%)	(5%)	(4%)	(2%)
Southern Comfort7	(5%)	(5%)	(5%)	(4%)	(2%)
Southern Comfort RTD/RTP	(1%)	(1%)	(12%)	2%	(4%)
Canadian Mist	5%	5%	3%	3%	5%
Korbel Champagne	24%	24%	45%	45%	27%
Super-Premium Other8	0%	0%	3%	3%	4%
Rest of Brand Portfolio (excl. Discontinued Brands)	(10%)	(10%)	(3%)	(3%)	(1%)
Total Portfolio	(3%)	1%	2%	3%	5%
Note: Totals may differ due to rounding

1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand

2 Net sales is a shipment based metric; shipments and depletions can be different due to timing.  Constant currency change is a non-GAAP measure that represents the percentage change in financial results reported in accordance with GAAP, but with the impact of foreign currency fluctuations removed.  Underlying change is a non-GAAP measure that represents constant currency change further adjusted for items that we believe do not reflect the underlying performance of our business.  To calculate underlying change for the first quarter of fiscal 2014, we adjust constant currency change for estimated net changes in trade inventories.  Please see the Notes to Schedule A of this press release for additional information on the impact of foreign currencies and estimated net change in distributor inventories and the reasons why we believe that the presentation of these non-GAAP financial measures provides useful information to investors

3 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volume is divided by 10

4 Jack Daniel’s brand family excluding RTD/RTP line extensions

5 Refers to all RTD and ready-to-pour (RTP) line extensions of Jack Daniel’s

6 RTD brand produced with el Jimador tequila

7 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors

8 Includes Sonoma-Cutrer, Herradura, Woodford Reserve Family, Tuaca Family and Chambord liqueur and flavored vodka